Exhibit 99.1

200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES EXPIRATION OF REGISTERED EXCHANGE OFFER

FOR 4.950% Senior Notes due 2024

HUNT VALLEY, MARYLAND – October 16, 2014 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that its offer to exchange any and all of its outstanding $400 million of 4.950% Senior Notes due 2024 that were issued in a private placement on March 11, 2014, for $400 million of 4.950% Senior Notes due 2024 that have been registered under the Securities Act of 1933, as amended, expired at 5:00 p.m., New York City time, on Thursday, October 16, 2014.

Omega has been advised that tenders with respect to approximately 99.875% of the $400 million aggregate principal amount of the private notes were received prior to the expiration of the exchange offer. Omega expects to complete the exchange offer and issue the registered notes in exchange for the private notes on or about October 17, 2014, subject to certain customary conditions.

This press release does not constitute an offer to exchange, purchase or sell or a solicitation of an offer to exchange, purchase or sell, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At June 30, 2014, Omega owned or held mortgages on 563 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 63,733 licensed beds (61,353 available beds) located in 37 states and operated by 49 third-party healthcare operating companies. In addition, Omega has one facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.